UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2021

Hydrofarm Holdings Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39773	81-4895761
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Canal Road Fairless Hills, PA 19030
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 765-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 3, 2021, Hydrofarm Holdings Group, Inc. (the “Company”) completed the previously announced acquisition of 100% of the issued and outstanding membership interests of Field 16, LLC, a Delaware limited liability company (“HEAVY 16”), pursuant to the terms of the unit purchase and contribution agreement, dated as of April 26, 2021 (the “Purchase Agreement”), by and among the Company, HEAVY 16, F16 Holding LLC, a California limited liability company (the “Seller”), and the members of the Seller, for a purchase price of up to $78.1 million, consisting of $63.1 million in cash and $15 million of its common stock (the “Equity Consideration”), subject to customary adjustments at closing for cash, working capital, transaction expenses and indebtedness of HEAVY 16 (the “Acquisition”). The purchase price includes a potential earn out payment of up to $2.5 million based on achievement of certain performance metrics. In connection with the Acquisition, the Company intends to enter into employment agreements with certain key employees of HEAVY 16.

HEAVY 16 is a leading manufacturer and supplier of branded plant nutritional products, with nine core products that are currently sold to approximately 300 retail stores across the U.S. The HEAVY 16 products feature a full line of premium nutrients with nine core products used in all stages of plant growth, helping to increase the yield and quality of crops. The Company believes that the strategic combination of its leading distribution capabilities and HEAVY 16’s branded nutrient capabilities will enable the HEAVY 16 brand to rapidly grow across the Company’s existing customer base. In addition, the Company believes there will be an opportunity to use its distribution platform outside the U.S. to offer the HEAVY 16 products internationally. Moreover, by broadening the Company’s proprietary branded offerings into the plant nutrients category, the Company anticipates that the Acquisition will also enable it to further serve the needs of its retail partners and commercial growers as it continues to penetrate the market. The Company has acquired approximately 70 SKUs in the nutrient category and a new 25,000 square foot manufacturing facility in Paramount, California with cutting edge blending, bottling and filling equipment. Approximately 15 employees from HEAVY 16 have joined the Company.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Purchase Agreement, a copy of which was filed as Exhibit 10.38 to the Company’s registration statement on Form S-1 (File No. 333-255510).

Item 3.02	Unregistered Sales of Equity Securities

The information regarding the Purchase Agreement and the issuance of the Equity Consideration contemplated thereunder set forth in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The Equity Consideration was issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

Item 7.01	Regulation FD Disclosure.

On May 4, 2021, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated May 4, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: May 5, 2021	By:	/s/ William Toler
		Name:	William Toler
		Title:	Chief Executive Officer